Jingwei International Limited

JINGWEI INTERNATIONAL LIMITED, Nevada, USA

September 29, 2009

Mr. Rick Luk, by hand (in Shenzhen, PRC)

Subject: Employment Offer Letter

Dear Mr. Luk,

On behalf of the Board of Jingwei International Limited, a US public company, we are pleased to offer you the position as Chief Executive Officer for the Company, reporting directly to the Chairman, Mr. Du Jian Guo.

General responsibilities (and near term objectives) of this position are summarized below:

1.	Chief Representative supported by the CFO, to liaise with investors, capital operating, and to deal with issues related to capital market to improve the company’s market value.
2.	Review current structure and provide recommendation to improve corporate business portfolio positioning and management credibility in the overseas investment community.
3.	Develop and enhance Board governance to attain international best practice standard.
4.	Company strategy and business plan development (shared objective with Chairman & President of Company)
5.	Develop operating strategies and KPIs for all functions including sales, marketing, finance, HR, operation and customer support. (shared objective with President)
6.	Business development to grow the business, enhance market share; and meet or exceed business performance targets (shared objective with President)
7.	Oversee financial performance results (shared objective with CFO of Company)
8.	Be the spokesperson and represent the company on overseas business activities
9.	Strategic alliance and Investment recommendations where appropriate
10.	Report to the Board of Director on operating and financial results periodically (shared objective with the President and CFO of Company)

The general terms of our compensation plan for your position are summarized in the enclosed approved C&B term sheet.  Below is a summary of the major components of this plan

HIRING ENTITY:	Jingwei International Limited, Nevada, USA

POSITION TITLE:	Chief Executive Officer

PLANNED START DATE:	October 1, 2009

WORK LOCATION

This position will be based in Hong Kong with frequent travel to Shenzhen and other locations in the People Republic of China (PRC) and North America as business required.

COMPENSATION  SUMMARY

Annual Base Earnings:	$800,000 RMB payable in US$ from the hiring entity, as follows:
- 80% or 640,000 RMB is fixed and paid monthly
- 20% or 160,000 RMB is paid quarterly (upon completion of every three months of service).
(NB: portion of the 640,000 RMB may be paid in form of housing reimbursement against rental receipts in Hong Kong)

Performance Bonus:	Variable bonus; and the amount is based on company performance at year end as well as contribution to capital market performance and fund raising for the relevant year.

Initial Stock Options Award:
This is a long term incentive program.  Upon signing of this offer, the company will “grant” you an option to purchase 200,000 shares of the Company’s common stock at a per-share exercise price equal to the closing price of the common stock on the Grant date (date of offer signing and acceptance).

Additional options in 2nd year and so forth may be granted, but not guaranteed, based on performance and approval by the Board.

Options Vesting Schedule:	To reflect your commitment to the Company, the 200,000 option shares are to be vested over 3 years, with a vesting schedule and special terms outlined in the C&B term sheet dated Sept 22, 2009

For purposes of the foregoing, and in reference to the C&B term sheet:
Termination for “cause” or “misconduct” means (i) your conviction of a felony or any crime of theft, dishonesty or moral turpitude at work; or (ii) gross omission or gross dereliction of any statutory or common law duty of loyalty to the Company; or (iii) gross or material violation of the Company’s Code of Conduct (if copy is provided to you at time of employment).

COMPANY BENEFITS

Medical Insurance Coverage:	Reimbursement of up to annual maximum of 35,000 RMB for you and your spouse (against medical or insurance payment receipts)

Statutory MPF Plan:	Provided by Company

Income Taxes Obligation:	Employment based in Hong Kong Tax Rates

Tax Consultation & Preparation Service:   Reimbursement of up to annual maximum of 10,000 RMB to meet local taxes obligations in Hong Kong

Company Officer Indemnity Provision & Legal Support:	Reimbursement of reasonable expenses for legal consultation and support on needed basis

Annual Vacation:	Average of 20 working days, pro-rata for number of months worked, if you do not complete a full year service.

T&L Expenses in Shenzhen:	Reimbursed for reasonable expenses for living and accommodation while working in Shenzhen.

GENERAL TERMS OF EMPLOYMENT AGREEMENT

1.	This employment agreement is for three years, but may be terminated by either party giving to the other at least three (3) months’ notice in writing.
2.	Amendment to terms in this agreement must be in writing and signed by both parties.
3.
As a senior executive of the Company, you have an obligation to keep all company information confidential. As well, you are expected to make disclosure to the Board and seek approval on other official titles you might continue to hold and have active duties with other companies.  Accordingly, the Board may review such requests, and if the Board feels such position(s) would constitute a threat to the Company, or such activities would jeopardize your position with Jingwei International, the Board maintains the right to reject; and you should resign from those positions, if so requested by the Board.

4.	You are responsible to comply with the tax laws of HK arising from this employment.
5.	All of your benefits commence on your first day of employment with the Company.

On behalf of the Board and the management team, we look forward to working with you in developing our business to create value for our customers, partners, employees and shareholders.

Sincerely Yours,

I accept the above offer – conditional upon legal review of officer indemnity rights considerationwith associated terms to be included in this agreement (as addendum to be finalized before Oct 23, 09)
Geroge Du
Chairman of the Board	_______________________________
Jingwei International Limited	Rick Luk Sept 29, 2009

Encl: Approved C&B Term Sheet for CEO Position